                                             This filing is made pursuant
                                             to Rule 424(b)(3) under the
                                             Securities Act of 1933 in
                                             connection with Registration
                                             No. 333-58857
PROSPECTUS SUPPLEMENT NO. 17 TO
PROSPECTUS DATED JULY 23, 1998

                               INGRAM MICRO INC.
                 $1,330,000,000 PRINCIPAL AMOUNT AT MATURITY OF
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018
                                      AND
                              CLASS A COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement relates to the resale by the holders listed below of Zero Coupon Convertible Senior Debentures due 2018 of Ingram Micro Inc. and the shares of Class A Common Stock ("Common Stock") of the Company issuable upon the conversion of the Debentures (the "Conversion Shares").

     You should read this Prospectus Supplement together with the Prospectus dated July 23, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures and Common Stock by the selling securityholders listed. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                      PRINCIPAL                   NUMBER OF      OTHER
                                      AMOUNT OF    PERCENTAGE    CONVERSION    SHARES OF
                                     DEBENTURES        OF          SHARES       COMMON     PERCENTAGE OF      PERCENTAGE OF
                                      THAT MAY     DEBENTURES     THAT MAY       STOCK      COMMON STOCK      COMMON EQUITY
               NAME                    BE SOLD     OUTSTANDING   BE SOLD(1)      HELD      OUTSTANDING(2)   OUTSTANDING(2)(3)
               ----                  -----------   -----------   -----------   ---------   --------------   -----------------
Morgan Stanley Dean Witter(5)......  $14,000,000       1.1%        76,930          0             *                  *


                                     PERCENTAGE OF VOTING
                                           POWER OF
                                        COMMON EQUITY
               NAME                  OUTSTANDING(2)(3)(4)
               ----                  --------------------
Morgan Stanley Dean Witter(5)......           *

---------------

 *  Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.495 shares of Common Stock per $1,000 principal amount at maturity of Debentures; this conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, we will not issue fractional shares upon conversion of the Debentures; we will pay cash in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 144,149,171 shares of Common Stock outstanding as of October 2, 1999, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

(3) Based upon 73,390,939 shares of Class B Common Stock outstanding as of October 2, 1999. See "Description of Capital Stock" in the Prospectus.

(4) Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners and each share of Class B Common Stock entitles the holder to ten votes on each such matter. See "Description of Capital Stock -- Common Equity -- Voting Rights" in the Prospectus.

(5) The Debentures listed are in addition to the $128,100,000 listed for Morgan Stanley Dean Witter in Prospectus Supplement No. 1 filed on July 23, 1998 and the $14,000,000 listed for Morgan Stanley Dean Witter in Prospectus Supplement No. 13 filed on January 21, 1999.

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     YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" STARTING ON PAGE 6 OF THE PROSPECTUS.
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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 17, 1999.